Exhibit 4.22.2

Additional Agreement No. 2

To agreement between OAO Rostelecom and OAO STC

No.753-05-23 dated January 01, 2006

City of Moscow	December 04, 2007

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Konstantin Yuryevich Solodukhin, authorized to act by Charter, on the one part, and Southern Telecommunications services Company, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Aleksander Vladimirovich Andreyev, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Additional Agreement”) on the incorporation of the below-listed amendments in the Agreement No. 750-05-23 concluded by the Parties on January 01, 2006 (hereinafter, “the Agreement”), as follows:

1. Modification of Agreement.

The Parties agree as follows:

1.1. Clause 1.6 of the Agreement shall be supplemented with the following paragraph:

“For the purpose of this Agreement, users accessing Communication services via general-purpose payphones of the Operator while using Communication services with the help of telephone service pay cards issued by the Operator or any other general-purpose operator of the Russian Federation shall not be deemed Users. Any legal relationships that may arise between Rostelecom and the Operator in connection with the provision of the Communication services indicated in this paragraph via general-purpose payphones of the Operator should be settled with a separate additional agreement hereto that the Parties shall have to execute in this case”.

1.2. Clause 1.12. of the Agreement shall be amended as follows:

“1.12. “Telecommunications services” means jointly “Long-distance telecommunications services” and “International telecommunications services” rendered to the Users by Rostelecom.

1.3. For the purpose of this Additional Agreement, Clause 1.7. shall apply as amended below:

“1.7. “Revenue earned” shall mean any financial resources contributed by Users on account of payment for Cards as such Users purchase such Cards, as related to the share due to Rostelecom for Telecommunications services rendered to Users via Payphones within the respective Accounting period”.

1.4. The table in Appendix No. 2 to the Agreement shall be supplemented with the following note:

“5) In the course of calculation of the agency fee the volume and cost parameters for the services rendered via general-purpose payphones shall be deducted from parameters in forms 1.1. – 1.7 and 2.1., 2.2.”

2. Terms and Definitions

In this Additional Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Additional Agreement:

2.1. “Users” shall mean users of the Telecommunications services accessing the Telecommunications services via Payphones and using the Telecommunications services with the help of a Card.

“Card”  shall mean a telephone service pay card issued by the Operator or by any other general-purpose operator of the Russian Federation which card gives access to Communication services via Payphones and allows the User to receive Communication services on account of financial resources contributed by the User as payment for the Card as such User purchases such Card.

2.3. “Payphone” shall mean a general-purpose payphone of the Operator.

3. Subject Matter of the Additional Agreement

3.1. The Operator undertakes to give access to Telecommunications services via Payphones.

3.2. The Operator shall take account of the volume of the Communication services rendered by Rostelecom to Users via Payphones and remit to Rostelecom, in full, any Revenue earned generated within the respective Accounting period and Rostelecom shall pay for the services that the Operator renders to Rostelecom hereunder.

4. Obligations of Parties

The Operator undertakes the following obligations:

4.1.1. Give access to Telecommunications services via Payphones.

4.1.2. Inform Users about the provision by Rostelecom of Telecommunications Services with the use of the Payphones, including information about the Tariffs and changing thereof.

4.1.3. Provide Rostelecom with data on the volume and cost of Telecommunications services rendered via Payphones within the respective Accounting period by means of including such data in the parameters of report forms required by Appendices No. 3, 4 and 9 to the Agreement and also by means of indicating this data specifically in the Act of acceptance of the services the execution of which is required by Clause 5.1 hereof.

4.1.4. Remit to Rostelecom any Revenue earned generated within the respective Accounting period. The amount of the Revenue earned shall be calculated on basis of the Communication services rendered by Rostelecom to Users via Payphones within the respective Accounting period.

4.1.5. Regard any financial resources generated through the Operator’s sales of Cards issued by the Operator as advance payments contributed on account of the Operator’s communication services. Adjust the amount of the advance payments referred to above in the direction of a smaller figure and regard the equivalent sum as Revenue earned as Rostelecom renders  Communication services via Payphones.

4.1.6. Make sure that Payphone numbers from which Users initiate calls are switched through to Rostelecom telecommunication networks.

4.1.7. Inform Rostelecom about the Payphones’ numbering capacity and changing thereof in accordance with the Network Interconnection Contract No. 1 dated August 1. 2003.

4.2. Rostelecom undertakes the responsibility:

4.2.1. Pay for any services rendered to it by the Operator hereunder.

5. Settlements

5.1. Any settlements between the Parties shall be performed monthly on basis of this Additional Agreement, the Act of Acceptance of services executed according to the form indicated in Appendix No. 1 (“Act” hereinafter) and the Bill for remittance of Revenue earned (“Rostelecom bill”) and the Bill for payment for the Operator’s services (“Operator bill”). The amounts of payments hereunder payable by the Parties are estimated based on the following:

5.1.1. The Operator is obliged to transfer to Rostelecom 100% (one hundred per cent) of the Revenue earned for the Telecommunications services. The said amount shall be calculated on basis of the Act.

5.1.2. Rostelecom shall remit to the Operator payment for the services rendered by the Operator to Rostelecom hereunder in the amount of 20% of Revenue earned which was remitted by the Operator to Rostelecom within the respective Accounting period. The said amount shall include VAT calculated on basis of the rate established by current RF law.

5.2. Before the 10th day of the Billing period the Operator shall submit to Rostelecom the Operator bill and the Act signed by the Operator in two copies. A copy of the Act and Operator bill shall be sent to Rostelecom by fax with receipt confirmed, while originals shall be sent by registered mail with delivery confirmed. The date of receipt of the fax transmission shall be deemed the date of actual receipt of the Operator bill and Act. The Act shall include data on the volume and cost of the Communication services rendered by Rostelecom via Payphones within the respective Accounting period.

5.3. Rostelecom shall review the Act submitted by the Operator and, provided it has no objections, shall sign and submit a copy of the Act to the Operator within five business days following the receipt of the Act by fax. Rostelecom shall issue to the Operator a Rostelecom bill simultaneously with the submission of the Act. If there are any objections to the Act Rostelecom shall notify  the Operator to that effect in writing within five business days following the receipt of the Act by fax. In doing so, Rostelecom shall approve the Act with the objections thereto and issue a Rostelecom bill in the amount of the uncontested sum. Copies of the Bill and the approved Act shall be sent to the Operator by fax. Originals of the documents are sent by registered mail with receipt acknowledged.

5.4. To eliminate objections to the Act, the Parties shall within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile/analyze their respective data. In case of discrepancies of the data determined during the reconciliation less or equal to 3% of the volume and cost parameters of the Telecommunications services rendered according to the Act of Acceptance then the Parties acknowledge volume and cost parameters of the Telecommunications services rendered and indicated in the Act to be true. If such reconciliation reveals any discrepancies exceeding 3% of the volume and cost parameters of the rendered services indicated in the Act then the Parties shall regard the volume and cost parameters submitted by the Operator as valid. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual settlements (the “Reconciliation Report”) and, where necessary, shall adjust payments due for future Billing Periods. The signature of a Reconciliation Act by the Parties shall constitute Rostelecom’s signature of the Act.

5.5. The Operator shall pay the Rostelecom bill within ten (10) business days following its receipt from Rostelecom. Rostelecom shall pay the Operator bill within ten (10) business days following the Operator’s payment of the Rostelecom bill.

5.6. The date of debiting the financial resources from the settlement account of the respective Party shall be deemed the date of performance by the Party of its monetary obligations hereunder.

6. Application of Agreement provisions to legal relationships under the Additional Agreement.

6.1. The following provisions of this Agreement (as amended to include the modifications made by Additional Agreement No. 1 dated 09.06.06) shall apply to legal relationships between the Parties hereto provided that those provisions do not contradict the provisions of this Agreement and subject to certain terms used in both in the Additional Agreement and Service Provision Agreement having a different meaning:

A) Section 1: all Clauses except Clauses 1.4 and 1.5. (Clauses 1.6, 1.7 and 1.12 shall apply subject to the provisions of Section 1 hereof).

B) Section 3: Clauses 3.1.1; 3.2.1; 3.2.2; 3.5.1 – 3.5.3.

C) Section 7: Clauses 7.1; 7.2; 7.4 (as regards submission of the Act); 7.5; 7.6 (as regards submission of the Act); 7.10.

D) Section 6, 8, 9, 10, 11, 12 – shall apply in full.

E) Appendices No. 3, 4 and 8.

6.2. Any other provisions of the Agreement that are not indicated in Clause 6.1. hereof shall not apply to the Parties’ legal relationships

7. Additional responsibility

In case that any additional tax liabilities or fines or penalties for violation of tax and/or administrative legislation are levied from Rostelecom as a result of the Operator’s submission of invalid data in the Act or the Operator’s non-performance of its obligations envisaged by Clause 4.1.5. herein Rostelecom shall have the right to recover any said amounts from the Operator. This right of Rostelecom arises after the conclusion of the court appeal of the tax authorities and on the condition that the Operator is brought to participation in the proceedings or is informed about all facts of the dispute. In any case, the amount of responsibility of the Operator must not exceed the amount of their consideration.

8. General provisions

8.1. This Additional Agreement shall enter in force from the date of its signing by the Parties.

8.2. This Additional Agreement shall remain in effect for the whole duration of the Agreement unless terminated earlier by agreement of the Parties.

8.3. This Additional Agreement is an integral part of the Agreement.

8.4. This Additional Agreement is issued in the Russian language in two original counterparts, one for  each Party.

Details and Signatures of the Parties

OAO Rostelecom:	OAO STC:

Legal address: 15, Dostoevskogo st., St.	Legal address:
Petersburg 191002	66, Karasunskaya st., Krasnodar, 350000

General Director	General Director

K. Yu. Solodukhin	A.V. Andreyev
200	200
Seal here	Seal here

Appendix No. 1

to Additional Agreement No. 2

dated              2007

Form of Act of Acceptance of Services

Act of Acceptance of Services No.                          dt.                           200

under Additional agreement No.          dt.                      200

to Agreement No. 750-05-23 dated January 01, 2006.

for                              month

This Act of Acceptance is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications services, hereinafter, “Rostelecom”, represented by                                                                                          , acting on the basis of the Power of Attorney dated                              No.                 , on the one part, and an Southern Telecommunications Company, an Open Joint-Stock Company (“Operator” hereinafter) represented by                                                                                                      acting on the basis of                                                                          , to certify that Rostelecom has rendered to Users Telecommunications services via general-purpose payphones and the Operator has rendered services pursuant to Clause 3.2 herein, as follows:

Ref. No.	Traffic, min.	Revenue earned including VAT, RUR	Including VAT, RUR	Cost of Operator’s services,% of Revenue earned	Amount of payment for Operator’s services (gr. 3 x 5)	Including VAT (18%), RUR
1	2	3	4	5	6	7

The rendered services cost aggregated                   , including VAT                .

The services were presented properly and according to Agreement terms.

For Rostelecom:	For Operator:

OAO Rostelecom	OJSC STC

200	200
Seal here	Seal here

OAO Rostelecom:	OAO STC:

General Director	General Director

K.Yu. Solodukhin	A.V. Andreyev
200	200
Seal here	Seal here